                                                                   Exhibit 10.30



                            WINSLOEW FURNITURE, INC.
                               160 VILLAGE STREET
                            BIRMINGHAM, ALABAMA 35242



                                                                 August 27, 1999

Mr. Vincent A. Tortorici, Jr.
Vice President and Chief Financial Officer
WinsLoew Furniture, Inc.
160 Village Street
Birmingham, Alabama 35242




Dear Vincent:

         WinsLoew Furniture, Inc. considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, our Board of Directors (the "BOARD") recognizes that the possibility of a change in control of the Corporation may exist and that this possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including you, to their assigned duties without the distractions which may arise from the possibility of a change in control of the Corporation. In order to induce you to remain in the employ of the Corporation, you shall receive the severance benefits set forth in this Agreement in the event your employment with the Corporation is terminated under the circumstances described below subsequent to a Change in Control (as defined below).

         1. INTERPRETATION OF THIS AGREEMENT.

         (a) TERMS DEFINED. As used herein, the following terms when used in this Agreement have the meanings set forth below:

                  "ACCRUED BONUS" means the amount of Incentive Compensation (as such term is defined in the Employment Agreement) that would have been payable to you under the Employment Agreement (without regard to your termination of employment), determined on an annualized basis based on the actual results of operations of the Corporation and its subsidiaries

Mr. Vincent A. Tortorici, Jr.
August 27, 1999
Page 2




for the period beginning on the first day of the fiscal year in which such termination of employment occurs and ending on the last day of the fiscal month preceding the date on which the Change in Control occurred, prorated from the first day of such fiscal year based on the number of days elapsed from such date through the Date of Termination.

                  "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

                  "AGREEMENT" shall have the meaning given to it in the preface above.

                  "APPLICABLE RATE" means a rate per annum equal to the rate provided in Section 1274(b)(2)(B) of the Code.

                  "BOARD" shall have the meaning given to it in the preface above.

                  "CAUSE" shall have the meaning given to it ss.4(b) below.

                  "CHANGE IN CONTROL" shall have the meaning given to it ss.3 below.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "CONTINUING DIRECTORS" shall have the meaning given to it ss.3 below.

                  "CORPORATION" means WinsLoew Furniture, Inc., a Florida corporation, and any successor to its business and/or assets as set forth in ss.6(a) below which assumes and agrees to perform this Agreement by operation of law, or otherwise and, as the context may require withe respect to any provision of this Agreement other than ss.3 below, includes any direct or indirect subsidiary of WinsLoew Furniture, Inc.

                  "DATE OF TERMINATION" shall have the meaning given to it ss.4(e) below.

                  "DISABILITY" means the absence of the Executive from the full-time performance of his duties with the Corporation, as a result of his incapacity due to physical or mental illness, for 90 consecutive days in any 12 month period.

                  "EMPLOYMENT AGREEMENT" means the Employment Agreement, dated as of August 27, 1999, between the Corporation and you, as the same may hereafter be supplemented, amended or amended and restated at any time prior to the occurrence of a Change in Control.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

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August 27, 1999
Page 3



                  "GOOD REASON" shall have the meaning given to it ss.4(c) below.

                  "NOTICE OF TERMINATION" shall have the meaning given to it ss.4(d) below.

                  "PERSON" has the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act.

                  "RETIREMENT PLANS" means the WinsLoew Furniture, Inc. 401(k) Plan and any supplementary executive retirement plans of the Corporation you may be covered under, or any successor plans.

                  "TRIVEST" means Trivest II, Inc., a Florida corporation.

                  "WELFARE PLAN BENEFITS" shall have the meaning given to it ss.5(b) below.

         (b) INTERPRETATION. The words "HEREIN," "HEREUNDER" and other words of similar import refer to this Agreement as a whole, as the same from time to time may be amended or supplemented and not any particular section, paragraph, subparagraph or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

         2. TERM. This Agreement shall continue in effect through December 31, 2000; PROVIDED, HOWEVER, that beginning on January 1, 2001 and on each subsequent January 1, the term of this Agreement shall automatically be extended for one additional year unless, not later than October 1 of the preceding year, we shall notify you that we do not wish to extend this Agreement; and PROVIDED, FURTHER, that if a Change in Control occurs during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than 180 days beyond the last day of the month in which the Change in Control occurred.

         3. CHANGE IN CONTROL. NO BENEFITS WILL BE PAYABLE UNDER THIS AGREEMENT UNLESS A CHANGE IN CONTROL OCCURS. For purposes of this Agreement, a "CHANGE IN CONTROL" shall be deemed to have occurred if: (i) any Person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any affiliate of Trivest) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding securities eligible to vote, or (ii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the

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voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; PROVIDED, HOWEVER, that a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Corporation's then outstanding securities shall not constitute a Change in Control, or (iii) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets (or any transaction having a similar effect); PROVIDED, HOWEVER, that in no event shall the sale of the Corporation's voting securities by the Corporation or any of its stockholders in a public offering be deemed to constitute or give rise to a Change in Control.

         4. TERMINATION OF EMPLOYMENT FOLLOWING CHANGE IN CONTROL.

         (a) GENERAL. If any of the events described in ss.3 above constituting a Change in Control shall occur, you will be entitled to such benefits provided in ss.5 below which are applicable upon the subsequent termination of your employment during the term of this Agreement. In the event your employment with the Corporation is terminated for any reason prior to the occurrence of a Change in Control and subsequently a Change in Control shall occur, you will not be entitled to any benefits under this Agreement.

         (b) CAUSE. Termination by the Corporation of your employment for "CAUSE" means termination by reason of (i) your willful and continued failure to perform your duties with the Corporation (other than any such failure resulting from your Disability) or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason), within 20 days after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (ii) gross negligence or misconduct by you in the performance of your duties with the Corporation, (iii) your being charged or indicted in connection with a felony,
(iv) your association, directly or indirectly, for your profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with the Corporation, (v) the disclosing or using of any material trade secret or confidential information of the Company at any time by you, except as required in connection with your duties to the Corporation or (vi) the breach by you of your fiduciary duty or duty of trust to the Corporation. For purposes of this ss.4(b), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in or not opposed to the best interest of the Corporation. Notwithstanding the foregoing, you will not be deemed to have been terminated for Cause unless and until there is delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of

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conduct set forth above in this ss.4(b) and specifying the particulars thereof in detail.

         (c) GOOD REASON. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "GOOD REASON" means, without your express written consent, the occurrence after a Change in Control of any of the following circumstances unless, in the case of clauses (i), (v), (vi), (vii) or
(viii) of this ss.4(c), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
(i) the assignment to you of any duties inconsistent with the status of the position in the Corporation that you held immediately prior to the Change in Control or a materially adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control, (ii) a reduction by the Corporation in your annual base salary as in effect on the date immediately prior to the Change in Control or as the same may be increased from time to time thereafter, (iii) the Corporation's moving you to be based more than 25 miles from the Corporation's offices at which you are principally employed immediately prior to the date of the Change in Control (except for required travel on the Corporation's business to an extent substantially consistent with your present business travel obligations), (iv) the failure by the Corporation to pay to you any portion of your current compensation within seven days of the date such compensation is due, (v) the failure by the Corporation to continue in effect any compensation or benefit plan or perquisites in which you participate immediately prior to the Change in Control which is material to your total compensation, including but not limited to the Retirement Plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation therein (or in such substitute or alternative plan) is on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than existed at the time of the Change in Control, (vi) the failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation's life insurance, medical, dental, accident or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of your years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the Change in Control, (vii) the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in ss.6 below, or
(viii) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of ss.4(d) below (and, if applicable, the requirements of ss.4(b) above), which purported termination shall not be effective for purposes of this Agreement. Your continued employment will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (d) NOTICE OF TERMINATION. Any purported termination of your employment by the

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Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with ss.7 below. "NOTICE OF TERMINATION" means a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (e) DATE OF TERMINATION. "DATE OF TERMINATION" means (i) if your employment is terminated pursuant to ss.ss.4(b) or 4(c) above, the date specified in the Notice of Termination (which, in the case of a termination for Good Reason, shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given), (ii) in the case of a termination by you for any other reason, the date specified in the Notice of Termination (which shall not be less than 30 days from the date such Notice of Termination is given),
(iii) if your employment is terminated by the Corporation for any other reason, the date specified in the Notice of Termination and (iv) if your employment is terminated by reason of your death, the date of your death; PROVIDED, HOWEVER, that if within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination (other than the Date of Termination where clause (iii) of this ss.4(e) is applicable) shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and PROVIDED, FURTHER, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given and continue you as a participant in all Retirement Plans, life insurance, medical, dental, accident or disability plans and any similar plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this ss.4(e). Amounts paid under this ss.4(e) are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer.

         5. COMPENSATION UPON TERMINATION. Following a Change in Control, you will be entitled to the following upon termination of your employment, provided that such termination of employment occurs during the term of this Agreement:

         (a) If your employment is terminated (i) by the Corporation (1) for Cause or (2) because of your Disability, (ii) by reason of your death or (iii) by you other than for Good Reason, the Corporation will pay you your full base salary through the Date of Termination at

Mr. Vincent A. Tortorici, Jr.
August 27, 1999
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the rate in effect at the time Notice of Termination is given (or at the time of your death, as the case may be), plus all other amounts or benefits to which you are entitled under any Retirement Plan of the Corporation then in effect, and the Corporation shall have no further obligations to you under this Agreement; PROVIDED, HOWEVER, that or in the event your employment is terminated by reason of your death or as a result of your Disability, your benefits will be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

         (b) If, at any time during the 180 day period following a Change in Control, your employment is terminated by you for Good Reason or by the Corporation other than for Cause or by reason of your Disability, then you will be entitled to the following: (i) the Corporation will pay to you (1) your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, and (2) the amount of your Accrued Bonus (if any), at the time specified in ss.5(c) below, (ii) in lieu of any further salary payments or bonus payments to you for periods subsequent to the Date of Termination, the Corporation will pay as severance pay to you, at the time specified in ss.5(c) below, a lump sum severance payment equal to the amount of your annual salary as in effect as of your Date of Termination (without regard to any attempted or purported termination or reduction of such salary), (iii) your rights under the Retirement Plans will be governed by the terms of those respective plans, (iv) the Corporation will pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, reasonably incurred in contesting or disputing by arbitration or otherwise, any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement) and (v) for a period of one year after such termination, the Corporation will arrange to provide you with benefits substantially similar to those which you were receiving or entitled to receive under the Corporation's life, disability, accident and group health insurance plans or any similar plans in which you were participating immediately prior to the Date of Termination ("WELFARE PLAN BENEFITS"), at a cost to you which is no greater than that cost to you in effect at the Date of Termination; PROVIDED, HOWEVER, that to the extent any such Welfare Plan Benefits coverage is prohibited by any judicial or legislative authority, the Corporation shall make alternative arrangements to provide you with Welfare Plan Benefits, including, but not limited to, providing you with a payment in an amount equal to your cost of purchasing the Welfare Plan Benefits. Welfare Plan Benefits otherwise receivable by you pursuant to clause (v) above shall be reduced to the extent comparable benefits are actually received on your behalf during the one-year period following your termination, and such benefits actually received by you shall be reported to the Corporation.

         (c) The payments provided for in ss.5(b)(i)(2) and ss.5(b)(ii) above will be made not later than the fifth day following the Date of Termination; PROVIDED, HOWEVER, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation will pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum

Mr. Vincent A. Tortorici, Jr.
August 27, 1999
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amount of such payments and will pay the remainder of such payments (together with interest at the Applicable Rate) as soon as the amount thereof can be determined but in no event later than 30 days after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the Applicable Rate).

         (d) Except as required in ss.5(b)(v) above, you shall not be required to mitigate the amount of any payment provided for in this ss.5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this ss.5 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise; PROVIDED, HOWEVER, that if during the one year period subsequent to your Date of Termination, you directly compete with the Corporation by making use of trade secrets or other proprietary knowledge you obtained while employed by the Corporation in violation of the commitment to protect such proprietary or trade secret information set forth in the Employment Agreement (determined without regard to the termination of the Employment Agreement pursuant to ss.12 below), all income earned as a result of such use of information shall be remitted to the Corporation to the extent payments were made to you under this ss.5.

         (e) The provisions of this ss.5 shall survive the termination of this Agreement.

         6. SUCCESSORS; BINDING AGREEMENT.

         (a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to (i) expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place and (ii) agree to notify you of the assumption of the Agreement within 10 days of such assumption. Failure of the Corporation to obtain any such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         (b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee

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or, if there is no such designee, to your estate.

         7. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         8. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar of dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under ss.5 above shall survive the expiration of the term of this Agreement.

         9. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         11. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, conducted before a panel of three arbitrators in the city of Birmingham, Alabama or, at your option, in the city where you are principally employed immediately prior to the date of a Change in Control, in accordance with the rules of the American Arbitration Association then in effect; PROVIDED, HOWEVER, that you shall be entitled to seek specific performance of your rights under ss.4(e) during the pendency of any dispute or controversy arising under or in connection with this Agreement. Judgment may be

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entered on the arbitrator's award in any court having jurisdiction.

         12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; PROVIDED, HOWEVER, that the Employment Agreement shall remain in full force and effect until the occurrence of a Change in Control, at which time the Employment Agreement shall be deemed terminated and canceled and of no further force or effect. If this letter sets forth our agreement on the subject matter hereof, kindly sign and return this original letter to the Corporation which will then constitute our agreement on this subject. The enclosed copy is for your personal records.

                                   Sincerely,

                                   /s/ William F. Kaczynski, Jr.
                                   -------------------------------------
                                   William F. Kaczynski, Jr.
                                   Vice President

ACCEPTED AND AGREED:


/s/ Vincent A. Tortorici, Jr.
--------------------------------
VINCENT A. TORTORICI, JR.